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                                                                    EXHIBIT 23.1


                        [VIRCHOW KRAUSE & COMPANY LOGO]


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated December 6, 2002 accompanying the financial statements of Redline Performance Products, Inc. (a development stage company) as of March 31, 2001 and 2002, and for the years then ended and the period from December 22, 1999 (inception) to March 31, 2002, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                          /s/ Virchow, Krause & Company, LLP


Minneapolis, Minnesota
May 7, 2003